For information contact:
Rick Wadsworth, MDSI Mobile Data Solutions Inc., 519-729-7998 or ir@mdsi.ca

NEWS RELEASE

MDSI Betters Q2 Forecast

Builds cash for 10th quarter in a row, year-to-date net income up by $0.15 per fully diluted share

Richmond, B.C. (August 2, 2005) – In the second quarter of 2005, MDSI Mobile Data Solutions Inc. (NASDAQ: MDSI) (TSX: MMD), the leading provider of mobile workforce management solutions, recorded $12.2 million in revenue, earned $0.02 per fully diluted share and grew year-to-date earnings per fully diluted share by $0.15 over the comparable result for 2004. Since March 31, 2005, the Company has added $1.6 million to its cash balance, which has now grown for ten consecutive quarters.

Erik Dysthe, MDSI’s President, Chief Executive Officer and Chairman, stated, “Revenue was roughly a half-million dollars ahead of forecast, and our gross margin was slightly better than expected. So, despite incurring higher than usual general and administrative and sales and marketing expenses in the quarter, as we had expected, we were able to beat our EPS forecast by five to six cents. This accomplishment and a strong first quarter have resulted in significant improvement in MDSI’s profitability compared the first half of 2004.”

In Q2 2005, MDSI recorded $12.2 million in revenue (Q2 2004: $11.8 million), of which $11.5 million pertained to software and professional services revenue and maintenance and support revenue, combined. MDSI had forecast $11 million for these two revenue sources. The improvement over forecast resulted from some unanticipated contracts from existing customers that resulted in higher than expected software and services revenue. MDSI’s third party products and services revenue for Q2 2005 was $726,000 (Q2 2004: $193,000), including $504,000 of zero-margin revenue (Q2 2004: $193,000) required to be recognized on a gross basis under US GAAP. Gross margin for Q2 2005 was 57% (Q2 2004: 59%). The zero-margin revenue decreased Q2 2005 gross margin by 2% (Q2 2004: 1%).

During Q2 2005, MDSI incurred total operating expenses of $6.7 million (Q2 2004: $7.7 million). As expected, MDSI’s sales and marketing expenses were higher than usual due to the Company hosting its annual user group, Mindshare, in the quarter, and due to increased efforts internationally to support the Company’s strategic plan. MDSI’s general and administrative expenses were also higher than usual in Q2 2005, as expected, because of higher professional fees. Operating expenses in Q2 2004 were much higher than typical as the Company incurred $1.8 million in strategic expenses during the period, while MDSI incurred no such expenses in Q2 2005.

In Q2 2005, MDSI’s net income was $175,000 (Q2 2004: loss of $1.1 million), or $0.02 per fully diluted share (Q2 2004: loss of $0.13)—better than the Company’s forecasted net loss of $0.03 to $0.04 per fully diluted share.

MDSI maintained a strong balance sheet during Q2 2005. The Company’s cash balance grew to $22.2 million (December 31, 2004 — $19.8 million, March 31, 2005 — $20.7 million). The increase was attributable primarily to cash flows from operating activities. The company has no long-term debt.

For the six months ended June 30, 2005, MDSI’s total revenue was down slightly to $23.9 million (six months ending June 30, 2004: $24.5 million) though net income was up $1.2 million to $519,000 (six months ended June 30, 2004: loss of $720,000), or $0.06 per fully diluted share (six months ending June 30, 2004: loss of $0.09).

-more-

All figures in this news release are unaudited, in US dollars and according to US GAAP. Unaudited, condensed consolidated financial statements are presented below. Information as at December 31, 2004 is derived from the 2004 audited consolidated financial statements filed in Form 10-K.

About MDSI
MDSI is the largest, most successful and experienced provider of mobile workforce management software in the world. MDSI’s software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, BC, Canada, MDSI was founded in 1993 and has approximately 325 employees. The company has operations and support offices in the United States, Canada, Europe and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. MDSI is a public company traded on the Toronto Stock Exchange (MMD) and on NASDAQ (MDSI). www.mdsi.ca

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This press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties detailed in MDSI’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission. MDSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MDSI Mobile Data Solutions Inc.

Condensed Consolidated Balance Sheets
(Expressed in United States Dollars, in accordance with United States GAAP)
(Unaudited)

	As at
	June 30,	December 31,

	2005	2004

Assets
Current assets
Cash and cash equivalents	$ 22,247,794	$ 19,842,920
Accounts receivable
Trade (net of allowance for doubtful accounts of $147,103; 2004 - $288,246)	8,345,248	10,139,104
Unbilled	1,127,451	822,323
Prepaid expenses and other assets	721,047	1,118,143
Current deferred income taxes	93,984	171,451

	32,535,524	32,093,941

Capital assets, net	6,597,454	6,694,021

	$ 39,132,978	$ 38,787,962

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$ 1,144,274	$ 1,929,785
Accrued liabilities	4,914,567	3,686,527
Accrued restructuring charges	276,341	921,052
Income taxes payable	1,277,697	1,382,017
Deferred revenue	13,052,427	12,653,199
Current obligations under capital lease	574,030	1,073,883

	21,239,336	21,646,463

Long term deferred income taxes	44,264	43,273

	21,283,600	21,689,736

Stockholders' equity
Common stock	45,025,780	44,793,898
Authorized: unlimited common shares with no par value
Issued: 8,407,646 shares; December 31, 2004 - 8,353,179 shares
Additional paid-up capital	2,406,049	2,406,049
Accumulated other comprehensive loss	(690,104)	(690,104)
Deficit	(28,892,347)	(29,411,617)

	17,849,378	17,098,226

	$ 39,132,978	$ 38,787,962

MDSI Mobile Data Solutions Inc.

Condensed Consolidated Statements of Operations
(Expressed in United States Dollars, in accordance with United States GAAP)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2005	2004	2005	2004

Revenue
Software and professional services	$ 6,606,215	$ 7,250,212	$ 13,010,485	$ 14,731,926
Maintenance and support	4,887,061	4,357,923	9,627,290	8,660,650
Third party products and services	725,984	192,727	1,308,705	1,058,984

	12,219,260	11,800,862	23,946,480	24,451,560

Direct costs	5,239,280	4,822,554	10,581,884	11,412,543

Gross profit	6,979,980	6,978,308	13,364,596	13,039,017

Operating Expenses
Research and development	2,089,724	1,597,346	4,075,144	3,132,690
Sales and marketing	2,638,426	2,317,201	4,649,151	4,452,252
General and administrative	2,015,880	1,971,260	3,893,734	3,724,321
Bad debts expense	--	73,586	--	73,586
Strategic expenses	--	1,770,299	--	2,120,299

	6,744,030	7,729,692	12,618,029	13,503,148

Operating income (loss)	235,950	(751,384)	746,567	(464,131)

Other income (expense)	23,638	(11,220)	(26,928)	214,898

Income (loss) from operations before tax provision	259,588	(762,604)	719,639	(249,233)

Provision for income taxes	84,820	300,946	200,369	470,734

Net income (loss) for the period	174,768	(1,063,550)	519,270	(719,967)

Deficit, beginning of the period	(29,067,115)	(29,575,512)	(29,411,617)	(29,919,095)

Deficit, end of period	$(28,892,347)	$(30,639,062)	$(28,892,347)	$(30,639,062)

Earnings (loss) per common share
Basic	$ 0.02	$ (0.13)	$ 0.06	$ (0.09)

Diluted	$ 0.02	$ (0.13)	$ 0.06	$ (0.09)

Weighted average shares outstanding
Basic	8,403,577	8,280,528	8,394,689	8,251,554
Diluted	8,514,854	8,280,528	8,559,637	8,251,554

MDSI Mobile Data Solutions Inc.

Condensed Consolidated Statements of Cash Flows
(Expressed in United States Dollars, in accordance with United States GAAP)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2005	2004	2005	2004

Cash flows from operating activities

Net income (loss) for the period	$ 174,768	$(1,063,550)	$ 519,270	(719,967)
Items not affecting cash:
Depreciation	495,101	695,915	1,038,623	1,274,976
Deferred income taxes	54,124	--	78,458	(1,012)
Stock-based compensation charge	--	--	--	135,000
Changes in non-cash operating working capital items:
Accounts receivable	3,215,823	3,454,168	1,488,728	3,128,340
Prepaid expenses and other assets	54,579	205,518	397,096	748,232
Income taxes payable	(99,847)	222,576	(104,320)	221,304
Accounts payable, accrued liabilities, and accrued restructuring charges	549,754	569,534	(202,182)	1,208,623
Deferred revenue	(1,934,658)	(2,092,067)	399,228	(2,295,636)

Net cash provided by operating activities	2,509,644	1,992,094	3,614,901	3,699,860

Cash flows from investing activity

Acquisition of capital assets	(694,115)	(187,437)	(942,056)	(512,198)

Net cash used in investing activity	(694,115)	(187,437)	(942,056)	(512,198)

Cash flows from financing activities

Issuance of common stock	22,591	354,739	231,882	382,696
Repayment of capital leases	(264,756)	(282,211)	(499,853)	(646,411)

Net cash used in financing activities	(242,165)	72,528	(267,971)	(263,715)

Net cash inflow	1,573,364	1,877,185	2,404,874	2,923,947

Cash and cash equivalents, beginning of period	20,674,430	16,873,805	19,842,920	15,827,043

Cash and cash equivalents, end of the period	$ 22,247,794	$ 18,750,990	$ 22,247,794	$ 18,750,990